Exhibit 10.11.4

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT (“Amendment”) is made as of the 6th day of August, 2009, by and between Amerigon Incorporated (herein called “Company”) and Comerica Bank (herein called the “Bank”).

RECITALS:

A. Company and Bank entered into that certain Amended and Restated Credit Agreement dated as of October 28, 2005, entered into by and between Company and Bank, as amended by First Amendment to Credit Agreement dated as of February 6, 2008, as amended by Second Amendment to Credit Agreement dated as of April 29, 2008 and as amended by Third Amendment to Credit Agreement dated as of October 7, 2008 (as further amended or otherwise modified from time to time, the “Credit Agreement”), under which the Bank extended (or committed to extend) credit to Company, as set forth therein.

B. Company has requested that Bank make certain amendments to the Credit Agreement, and Bank is willing to do so, but only on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, Company and Bank agree:

All references to “Prime-based Advance” and “Prime-based Rate” shall be deleted and replaced, respectively, with references to “Base Rate Advance” and “Base Rate” in the Credit Agreement and in the Exhibits to the Credit Agreement.

Section 1 of the Credit Agreement is hereby amended as follows:

The definitions of “Alternate Base Rate”, “Funded Debt to EBITDA Ratio”, “Prime-based Rate”, “Prime-based Advance”, “Trigger Date” and “Unencumbered Liquid Assets” are hereby deleted in their entirety from Article 1.

The following definitions are hereby added to Section 1 of the Credit Agreement:

“Base Rate” shall mean (i) the Daily Adjusting LIBOR Rate plus the Applicable Margin or (ii) during any period of time during which, in accordance with the terms and conditions of this Agreement, Advances may not bear interest at or by reference to the Daily Adjusting LIBOR Rate, the Prime Referenced Rate plus the Applicable Margin.

“Base Rate Advance” shall mean an Advance which bears interest at the Base Rate.

“Daily Adjusting LIBOR Rate” means, for any day, the greater of (i) the LIBOR Floor and (ii) a per annum rate of interest which is equal to the one (1) month LIBOR Rate for deposits in United States Dollars appearing on Page BBAM of the Bloomberg Financial Markets Information Service (or any other publicly available service for displaying LIBOR rates as may be reasonably selected by Bank), as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. If such services are unavailable, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount outstanding under the Loan and for a period of one (1) month. The Daily Adjusting LIBOR Rate will be adjusted for reserves, if applicable.

“LIBOR Floor” shall mean two percent (2.00%).

“Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Bank’s prime rate in effect on such day (which rate is not necessarily the lowest rate on loans made by Bank at any such time), but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus 2.50% per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Bank’s prime rate in effect at such time, but not less than 2.50% per annum.

The following definitions in Section 1 of the Credit Agreement are hereby amended and restated as follows:

“Applicable Fee Percentage” shall mean, one half of one percent (.50%).

“Applicable L/C Commission Rate” shall mean three percent (3.00%).

“Applicable Margin” shall mean three percent (3.00%).

“Availability” shall mean as of any date of determination the amount obtained by subtracting from $10,000,000 an amount equal to the aggregate principal amount of the Advances plus the Letter of Credit Reserve.

“Base Tangible Net Worth” shall initially mean $35,000,000. On the last day of each fiscal year of Company (commencing December 31, 2009), Base Tangible Net Worth shall increase by an amount equal to fifty percent (50%) of net income of Company and its Consolidated Subsidiaries for the fiscal year then ended. If net income is less than $0, it shall be treated as being $0 for purposes of this calculation.

“Borrowing Base” shall mean as of any date of determination, the sum of (a) eighty five percent (85%) of Eligible Accounts, plus (b) the lesser of (i) sixty percent (60%) of Eligible Foreign Accounts and (ii) Three Million Dollars ($3,000,000), plus (c) fifty percent (50%) of Eligible Inventory, plus (d) one hundred percent (100%)] of the market value (as determined by Bank in its sole discretion) of Eligible Securities.

“Eligible Securities” shall mean money market investments that are rated “AAA” or better by Standard & Poor’s Rating Agency or Moody’s Investor Services, and that are contained in that certain securities account # ORA-015369 at Comerica Securities, Inc. and that are not subject to any pledge, security interest, lien, mortgage, hypothecation or other encumbrance (except to Bank under that certain Security Agreement (Securities Account) dated April 29, 2008 by Company) provided that such financial assets are credited to the account and the Company’s interest in such financial assets is a security entitlement.

“Eurodollar-based Rate” means, for any indebtedness under the loan bearing interest at the Eurodollar-based Rate, the Applicable Margin plus greater of (i) the LIBOR Floor and (ii) the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Interest Period for such indebtedness, commencing on the first day of such Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service (or any other publicly available service for displaying LIBOR rates as may be reasonably selected by Bank) as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period. If such services are unavailable, the

“Eurodollar-based Rate” shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period in the interbank eurodollar market in an amount comparable to the principal amount of the respective indebtedness which is to bear interest on the basis of such Eurodollar-based Rate and for a period equal to the relevant interest period. The Eurodollar-based Rate will be adjusted for reserves, if applicable.

“Interest Period” shall mean a period of one (1), two (2) or three (3) months as selected by Company pursuant to the provisions of this Agreement commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 3.1.

“Revolving Credit Maturity Date” shall mean November 1, 2010.

The reference to “Twenty Million Dollars ($20,000,000)” in Section 2.1 of the Credit Agreement is hereby deleted and replace with “Ten Million Dollars ($10,000,000)”.

The reference to “Section 5.1” in Section 2.4 of the Credit Agreement is hereby deleted and replaced with “Section 4.1”.

Section 2.5 of the Credit Agreement is hereby amended and restated as follows:

“2.5 The aggregate principal amount of all Advances at any one time outstanding plus the Letter of Credit Reserve shall never exceed the Borrowing Base. Company shall immediately make all payments necessary to comply with this provision. Any such payments shall be applied first to outstanding Base Rate Advances, then to outstanding Eurodollar-based Advances, and the remainder, if any, to provide cash collateral in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all Letters of Credit.”

Section 7.1(d) of the Credit Agreement is hereby amended and restated as follows:

“(d) (i) on the date any Advance is to be made hereunder, within thirty (30) days after and as of the end of each month and more frequently if requested Bank, a borrowing base report in form acceptable to Bank and (ii) within thirty (30) days after and as of the end of each month, a detailed aging of Company’s accounts receivable and accounts payable, an inventory report and a statement from Comerica Securities of the Eligible Securities each in form acceptable to Bank;”

Section 7.1(e) of the Credit Agreement is hereby amended and restated as follows:

“(e) no later than thirty (30) days prior to the end of each fiscal year of Company projections of Company and its Subsidiaries for the next succeeding fiscal year, on a month to month basis in form acceptable to Bank;”

Section 7.11 of the Credit Agreement is amended and restated as follows:

“7.11 Beginning June 30, 2009, maintain at all times Tangible Net Worth of not less than the Base Tangible Net Worth.”

Section 7.13 of the Credit Agreement is amended and restated as follows:

“7.13 Beginning June 30, 2009, maintain at all times EBITDA, for the four quarters most recently then ended, of not less than ($3,000,000).”

Section 4.8 of the Credit Agreement is hereby deleted in its entirety and replaced with “Reserved”.

Schedule 1.1 and Exhibit “C” Liquidity Certificate are hereby deleted from the Schedules and Exhibits to the Credit Agreement.

This Amendment shall become effective (according to the terms hereof) on the date that the following conditions have been fully satisfied by Company (“Amendment Effective Date”):

Bank shall have received counterpart originals of this Amendment, in each case duly executed and delivered by Company in form satisfactory to Bank.

Bank shall have received counterpart originals of the replacement Revolving Credit Note, duly executed and delivered by Company in form satisfactory to Bank.

Bank shall have received counterpart originals of the Acknowledgment of Guarantor in the form attached hereto as Attachment 1, duly executed and delivered by the BSST LLC.

Bank shall have received certified copies of resolutions of the Company and each of the other Loan Parties, as applicable, authorizing, as applicable, the execution and delivery of this Fourth Amendment and the other Loan Documents required under this Section and the performance by the Company of each of its obligations under the Credit Agreement as amended by this Fourth Amendment.

Company hereby represents and warrants that, after giving effect to the amendments to the Credit Agreement contained herein, (a) execution and delivery of this Amendment are within such party’s corporate powers, have been duly authorized, are not in contravention of law or the terms of their respective articles of incorporation or bylaws, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Amendment, of any governmental body, agency or authority, and this Amendment and the Credit Agreement will constitute the valid and binding obligations of such undersigned parties enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the continuing representations and warranties set forth in Sections 6.1 through 6.15 inclusive, of the Credit Agreement are true and correct on and as of the date hereof, and such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement, and (c) after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

Company and Bank each hereby ratify and confirm their respective obligations under the Credit Agreement, as amended by this Amendment and agree that the Credit Agreement hereby remains in full force and effect after giving effect to the effectiveness of this Amendment and that, upon such effectiveness, all references in such Loan Documents to the “Credit Agreement” shall be references to the Credit Agreement as amended by this Amendment.

Except as specifically set forth above, this Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement or the Revolving Credit Note, or to constitute a waiver by Bank of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, the Revolving Credit Note or any of the other Loan Documents.

Unless otherwise defined to the contrary herein, all capitalized terms used in this Amendment shall have the meaning set forth in the Credit Agreement.

This Amendment may be executed in counterpart.

This Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

WITNESS the due execution hereof on the day and year first above written.

COMERICA BANK

By:	/s/ Steven J. McCormack
Steven J. McCormack

Its:	Vice President

AMERIGON INCORPORATED

By:	/s/ Barry G. Steele
Barry G. Steele

Its:	Chief Financial Officer

ATTACHMENT 1

ACKNOWLEDGMENT OF GUARANTOR

BSST LLC hereby acknowledges that (a) it previously entered into a Guaranty dated October 28, 2005 in favor of Bank with respect to the obligations of Company and (b) Company and Bank have executed an Amendment dated as of date hereof (the “Amendment”) to such Credit Agreement (the Credit Agreement as amended thereby, the “Amended Credit Agreement”). BSST LLC hereby ratifies and confirms its obligations under the Amended Credit Agreement and the Guaranty, and agrees that the Guaranty remains in full force and effect after giving effect to the effectiveness of the Amendment, that BSST LLC’s obligations thereunder are not subject to any defense, offset or counterclaim and that, upon such effectiveness, all references in such Amended Credit Agreement and the Guaranty to the “Credit Agreement” shall be references to the Amended Credit Agreement. Capitalized terms not otherwise defined herein will have the meanings given in the Amended Credit Agreement. This acknowledgment shall be governed by and construed in accordance with the laws of, and be enforceable in, the State of Michigan.

BSST LLC

By:	/s/ Sandra L. Grouf

Its:	Chief Financial Officer

Dated: August 6, 2009